CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.1

OMNIBUS AMENDMENT TO
MASTER SERVICES AGREEMENT, WAIVER AGREEMENT,
SERVICES LETTER AND FEE LETTER

THIS OMNIBUS AMENDMENT TO MASTER SERVICES AGREEMENT, WAIVER AGREEMENT, SERVICES LETTER AND FEE LETTER (this “Omnibus Amendment”) is made and entered into as of the 8th day of August, 2018 (the “Omnibus Amendment Effective Date”), by and between FRONT YARD RESIDENTIAL CORPORATION, f/k/a ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”), and ALTISOURCE S.À R.L., as successor in interest to ALTISOURCE SOLUTIONS S.À R.L., a Luxembourg private limited liability company (“Altisource”).

RECITALS
A.WHEREAS, Altisource and Residential are parties to that certain Master Services Agreement dated as of December 21, 2012 (the “Original Agreement”), as amended by that certain Amendment and Waiver Agreement dated September 30, 2016 (the “Waiver Agreement”, which together with the Original Agreement is collectively, the “Agreement”);
B.    WHEREAS, pursuant to the Agreement, Altisource and Residential entered into that certain Services Letter dated as of December 21, 2012, as amended, modified or supplemented from time to time (the “Services Letter”) which incorporates a series of Statements of Work that set forth the Services Altisource provides to Residential including, but not limited to, that certain Statement of Work – Renovation Services dated December 21, 2012 and identified as Schedule A-2 within the Services Letter (the “Renovation SOW”), that certain Statement of Work – Acquisition and Sales Support Services dated December 21, 2012 and identified as Schedule A-5 within the Services Letter (the “Acquisition and Sales Support SOW”), that certain Statement of Work – Insurance Services dated December 21, 2012 and identified as Schedule A-6 within the Services Letter (the “Insurance SOW”), and that certain Statement of Work – Leasing and Property Management Services dated December 21, 2012 and identified as Schedule A-7 within the Services Letter (the “Property Management SOW”);
C.    WHEREAS, pursuant to the Agreement, Altisource and Residential entered into that certain Fee Letter dated as of December 21, 2012, as amended, modified or supplemented from time to time (the “Fee Letter”) which incorporates a series of Fee Schedules which set forth the Fees Residential is obligated to pay to Altisource in exchange for Altisource’s provision of the Services, including, but not limited to, that certain Fee Schedule – Renovation Services dated December 21, 2012 and identified a Schedule B-2 within the Fee Letter (the “Renovation Fee Schedule”) and that certain Fee Schedule – Leasing and Property Management Services dated December 21, 2012 and identified as Schedule B-7 to the Fee Letter (the “Property Management Fee Schedule”);
D.    WHEREAS, Residential desires to modify the Agreement and associated documents in order to permit Residential to undertake the services covered by the Property Management SOW and the Renovation SOW for the Service Periods defined herein and to address investments made by Altisource in connection with the provision of services pursuant to the Agreement;
E.    WHEREAS, Altisource desires to support Residential in its efforts to internalize the provision of these services; and
F.    WHEREAS, Altisource and Residential desire to further amend the Agreement, the Waiver Agreement, the Services Letter and the Fee Letter as set forth in this Omnibus Amendment.

AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Altisource and Residential hereby agree as follows:
Capitalized terms used but not otherwise defined in this Omnibus Amendment shall have their respective meanings set forth in the Agreement.
1.Amendments to the Agreement.

a.	Section 20.13 of the Agreement is hereby amended as follows:

“Notwithstanding anything to the contrary set forth in the Agreements, as amended by the Omnibus Amendment, upon the occurrence of a Change of Control during the term of the Agreement (as amended by the Omnibus Amendment), the Surviving entity, to the extent Residential is not the Surviving Entity, shall assume (and Residential shall use commercially reasonable efforts to cause such Surviving Entity to assume) all rights and obligations of Residential pursuant to the Agreement, as modified by the Omnibus Amendment. For the avoidance of doubt, the Surviving Entity shall assume the rights and obligations of Residential pursuant to the Service Letter, the Fee Letter and the statements of work to the Agreement, as amended by the Omnibus Amendment, only for the amended statement of work Service Periods set forth in Section 1(e)(i-vi) of the Omnibus Amendment. Residential or the Surviving Entity, as applicable, shall provide written notice of a Change of Control immediately upon the earlier of (i) the occurrence of the Change of Control or (ii) in the case of the occurrence of a series of events that results in a Change of Control, the date on which the first of such series of events becomes or is reasonably likely to become a Change of Control.”

b.	Section 20.14 of the Agreement is hereby amended as follows:

i.	Section 20.14(a) of the Agreement is deleted in its entirety; and

ii.	Section 20.14(b) of the Agreement is amended as follows:

“In the event of a breach of Section 20.13 by the Surviving Entity (including a breach of its obligations under Section 8 as amended by the Omnibus Agreement) or a liquidation of Residential by the Surviving Entity following the Change of Control, or a breach by Residential of its obligations set forth in Section 8 as amended by the Omnibus Amendment, Altisource shall have the right to seek specific performance and injunctive or other equitable relief, and to file a claim for monetary damages from the breaching party including, without limitation, for Altisource’s lost profits pursuant to the Agreement, Services Letter, Fee Letter and statements of work, all as amended by the Omnibus Amendment, that are then in effect at the time of such breach, which shall be Altisource’s sole and exclusive remedy. Such breaching party shall not oppose the granting of such relief or the award of such damages and any requirements for the securing of any bond with such remedy are waived.”

c.	The following shall be added as a new Section 20.15:

“Section 20.15. OMNIBUS AMENDMENT FEE. Residential shall pay to Altisource an amount equal to Eighteen Million U.S. Dollars ($18,000,000) (the “Omnibus Amendment Fee”) in readily available funds at the time of payment, which shall be deemed earned by Altisource upon both parties signing this Amendment and which shall be payable as follows: (i) Fifteen Million U.S. Dollars ($15,000,000) shall be paid upon execution of this Omnibus Amendment, and (ii) Three Million U.S. Dollars ($3,000,000) shall be paid upon the occurrence of the earlier of (x) a Change of Control and (y) the fifth anniversary of the Omnibus Amendment Effective Date.”

d.	Section 2 of Exhibit 1 of the Agreement is amended as follows:

i.
To replace the definition of “Change of Control” with the following definition “CHANGE OF CONTROL. The term “Change of Control” means (i) the consummation of any sale, lease, transfer, conveyance or other disposition by Residential, in a single transaction or series of related transactions, within a twelve (12) month period, of all or substantially all of the assets of Residential and its subsidiaries, taken as a whole, to any other unaffiliated “person” or “group” (for purposes of this definition, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof) and which is not, immediately after giving effect thereto, a subsidiary of Residential, solely if such sale, lease, transfer or other disposition is made within two (2) years after the occurrence of the circumstances in (ii) or (iii) of this definition ; (ii) any person or group shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Corporate Parent; (iii) any person or group is or shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of [***] percent ([***]%)or more (on a fully diluted basis) of the combined voting power of the Corporate Parent’s outstanding capital stock; or (iv) the current members of the Corporate Parent’s board of directors as of the date hereof (the “Incumbent Board”) shall cease to represent a majority of the directors of the Corporate Parent’s board of directors (provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Corporate Parent’s shareholders, was approved by a vote of a majority of the directors constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board).”

ii.	To include the following definition of Retail Property:

“RETAIL PROPERTY. The term “Retail Property” shall have the meaning set forth in the Retail Property Asset Management and Disposition Services (Schedule A-8 to the Services Letter).”

iii.	To include the following definition of Subject REO Properties:

“SUBJECT REO PROPERTIES. The term “Subject REO Properties” means (a) the real properties owned by Residential but not active in Residential’s rental program as of the Omnibus Amendment Effective Date, which real properties are set forth on Schedule A to the Omnibus Amendment and (b) the real properties in any loan portfolio owned by Residential as of the Omnibus Amendment Effective Date that become real estate owned properties.”

e.	The table set forth in Section 2 of Exhibit 2 of the Agreement is hereby amended as follows:

i.	To change the Service Period for Renovation Services (Schedule A-2 to the Services Letter) from “15 years” to “See Section 3.1 below”.

ii.	To change the Service Period for Leasing and Property Management Services (Schedule A-7 to the Services Letter) from “15 years” to “See Section 3.1 below”.

iii.
To change the Service Period for Asset Management Services (Schedule A-1 to the Services Letter) and Acquisition and Sales Services (Schedule A-5 to the Services Letter) from “15 years” to “until completion of the sale of the Subject REO Properties.”

iv.
To change the Service Period for Property Preservation and Inspection Services (Schedule A-3 to the Services Letter) and Valuation Services (Schedule A-4 to the Services Letter from “15 years” to “(a) as to the Subject REO Properties, until completion of the sale of the Subject REO Properties, and (b) as to the Retail Properties, until completion of the sale of the Retail Properties.”

v.	To change the Service Period for Insurance Services (Schedule A-6 to the Services Letter) from “15 years” to “four (4) years from the Omnibus Amendment Effective Date”.

vi.
To include a reference to the Retail Property Asset Management and Disposition Services (as defined in Schedule A-8 to the Services Letter). The Service Period for the Retail Property Asset Management and Disposition Services shall begin on the Omnibus Amendment Effective Date and expire upon completion of the sale of the Retail Properties.

f.	Exhibit 2 of the Agreement is hereby amended to add the following new Section 3:

“SECTION 3. TERMS APPLICABLE TO THE RENOVATION SERVICES AND LEASING AND PROPERTY MANAGEMENT SERVICES. This Section 3 shall apply to the Renovation Services and Leasing and Property Management Services provided by Altisource to Residential pursuant to the Renovation SOW and the Property Management SOW, as amended by this Omnibus Amendment.

3.1     AMENDED SERVICE PERIODS FOR RENOVATION SERVICES AND PROPERTY MANAGEMENT SERVICES. The Service Period for Renovation Services provided pursuant to this Agreement, the Services Letter, the Fee Letter and the Renovation SOW shall end on December 31, 2018 (the “Renovation Services Amended Service Period”) unless terminated earlier or extended solely pursuant to this Section 3.1. The Service Period for Property Management Services provided pursuant to this Agreement, the Services Letter, the Fee Letter and the Property Management SOW shall end on December 31, 2018 (the “Property Management Services Amended Service Period”) unless terminated earlier or extended solely pursuant to this Section 3.1. So long as the Renovation SOW and the Property Management SOW, as applicable, have not been terminated prior to December 31, 2018, Residential shall have the option to extend the Renovation Services Amended Service Period, the Property Management Services Amended Service Period or both Service Periods (each, an “Amended Service

Period”) for up to an additional three (3) months by: (a) providing written notice to Altisource of its exercise of such option to extend and setting forth the number of months it desires to extend the applicable Amended Service Period (which, for clarity, shall not exceed three months), at least ninety (90) days prior to the end of each Amended Service Period (the “Option Exercise Notice”) and (b) paying to Altisource the Extension Option Amount within five (5) business days of the date of the Option Exercise Notice. The Option Exercise Notice shall set forth the applicable Service(s) for which Residential requires the extension and the number of months of the extension period. The “Extension Option Amount” means an amount equal to one hundred fifty thousand dollars ($150,000) multiplied by the total number of months of the extension period. For clarity, Altisource shall have no obligation to provide, and Residential hereby waives its rights to request and receive, any and all post-termination services as described in Section 6.5 of the Agreement with respect to the Renovation Services and the Property Management Services beyond the Amended Service Period, as may be adjusted under this Section 3.1.

3.2    RESIDENTIAL OFFERING EMPLOYMENT TO CERTAIN PERSONNEL. Residential shall be permitted to, and shall use good faith efforts to, hire certain of the Altisource personnel that currently are providing Renovation and Property Management Services to Residential (the “Subject Personnel”). The first such hire of Subject Personnel shall be made on or before October 1, 2018 (such dates, the “Permitted Transfer Dates”) and Residential shall be permitted to hire additional Subject Personnel on additional dates in 2018, provided that in all cases Residential may not hire any additional Subject Personnel at any time later than January 1, 2019 (the “Final Transfer Date”). On or prior to the Omnibus Amendment Effective Date, Altisource shall provide a job description, if available, the most recent performance rating and of the Altisource Employees available for hire under this Section 3.2 and will make available an appropriate manger to answer questions regarding the Altisource Employees. Within five (5) business days following the Omnibus Amendment Effective Date, Residential shall provide Altisource with a written proposal of the Subject Personnel to whom it desires to make employment offers and the schedule for such offers on or before October 1, 2018. On or before October 15, 2018, Residential shall provide Altisource with a written proposal of the Subject Personnel to whom it desires to make employment offers after October 1, 2018 and the schedule for such offers. The parties shall diligently discuss each such proposal and use good faith efforts to promptly agree upon the Subject Personnel and the applicable offer schedule. Residential shall provide Altisource with prompt written notice when such offers are communicated to such Subject Personnel. To the extent Residential determines in good faith that the agreed upon Subject Personnel or schedules need to be altered, Residential shall provide prompt written notice to Altisource and diligently engage with Altisource in good faith to agree upon necessary changes. In connection with all Subject Personnel hired by Residential, Residential shall assume, and shall be obligated to pay to such Subject Personnel, all amounts that would have been earned by such Subject Personnel for the remainder of the 2018 calendar year including without limitation, their base salaries, benefits and incentive compensation in amounts at least as much as they would have received pursuant to the applicable Altisource incentive compensation plan had such Subject Personnel remained employed by Altisource as of the date of payment of such compensation. Altisource shall use commercially reasonable efforts to retain the Subject Personnel during the period commencing on the Omnibus Amendment Effective Date and, in the case of each individual, ending on the earlier of (a) the date such individual is hired by Residential and (b) the Final Transfer Date. Notwithstanding the foregoing, commercially reasonable efforts shall not include, nor is Altisource under any obligation to, make or provide any increase in compensation, benefits or ancillary perks of, or pay retention bonuses or amounts to, any Subject Personnel or otherwise incur any out-of-pocket costs in connection with the attempted retention of such Subject Personnel (other than payment of salaries of the Subject Personnel as of the Omnibus Amendment Effective Date). Altisource shall use commercially reasonable efforts to provide the Renovation Services and Leasing and Property Management Services pursuant to the Renovation SOW and Property Management SOW, respectively, taking into account the reductions in personnel and reductions of properties to which such SOWs apply, regardless of whether such reductions are caused by a transfer of employment to Residential as contemplated under this Section 3.2, subject to the provisions of Section 3.3 below. For clarity, Residential is not permitted to terminate any SOW pursuant Section 6.2.2.4 (Performance Standards) where such failure to achieve any applicable Performance Standards is caused or contributed to by Altisource’s lack or shortage of personnel to perform the Renovation Services or Leasing and Property Management Services.

3.3.    RENTAL PROPERTY TRANSITION SCHEDULE. On or before August 8, 2018, Residential provided Altisource with a written Rental Property transition schedule (the “Transition Plan”) pursuant to which Residential provided time frames by which Residential would assume from Altisource all leasing and property management services for the Rental Properties that are subject to the Leasing and Property Management Services SOW (Services Letter – Schedule A-7) following the Omnibus Amendment Effective Date, thereby removing such Rental Properties at the time of transfer from coverage under the Leasing and Property Management Services SOW. Altisource shall use commercially reasonable, good faith efforts to assist Residential in meeting the Transition Plan including, without limitation, transferring physical and actual ownership of the historical data with respect to the transitioned properties on or before the time that the properties are transitioned to Residential under the Transition Plan. Residential shall use commercially reasonable, good faith efforts to conduct the Rental Property transition in accordance with the Transition Plan. To the extent Residential determines in good faith that the Transition Plan needs to be altered, including due to Altisource’s inability to transfer the historical data with respect to the properties to be transferred, Residential shall provide prompt written notice to Altisource and diligently engage with Altisource in good faith to agree upon necessary changes. Nothing in this Section shall limit, modify, be deemed to conflict with or otherwise relieve Residential’s obligations pursuant to Section 3.1.

g.	A new Exhibit 3 of the Agreement is hereby added as set forth in Attachment C to this Omnibus Amendment.

2.	Amendments to the Services Letter.

a.	The Asset Management Services SOW (Schedule A-1 to the Services Letter) is hereby amended as follows:

Section 7.1 (Controlling Provisions) is amended and restated as follows:

Section 7.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, the provisions of Section 8.1 (inclusive) and 8.2 of the Agreement, shall apply solely to Subject REO Properties and shall terminate upon completion of the sale of the Subject REO Properties.”

b.	The Renovation SOW (Schedule A-2 to the Services Letter) is hereby amended as follows:

i.	Section 4.1 (Provision of Renovation Services) is amended and restated as follows:

“4.1 Provision of Renovation Services. Subject to the terms and conditions of the MSA, Altisource shall provide, or cause to be provided, to Residential and any of Residential’s Affiliates, the Property Assessment Services and the Property Renovation Services with regard to REO Properties, Rental Properties, as well as any other properties owned by Residential and referred to Altisource for provision of Renovation Services (such properties, “Other Properties”) during the Renovation Services Amended Service Period.

ii.	Section 4.2.1 (Initial Screening Assessment) is deleted in its entirety and replaced with the following:

“4.2.1 Renovation Estimate Assessment and Renovation Estimate. In connection with each Turnover of Rental Property as described in Section 4.3.6 below during the Renovation Services Amended Service Period, Altisource shall conduct a Renovation Estimate Assessment at the Rental Property and prepare a Renovation Estimate. Altisource shall also conduct a Renovation Estimate Assessment and prepare a Renovation Estimate on each Other Property as requested by Residential in writing from time to time during the Renovation Services Amended Service Period. All Renovation Estimates shall be used by Altisource to develop the Preliminary Scope of Work in accordance with Section 4.3.1.”

iii.	Section 4.2.2 (Renovation Estimate Assessment) is deleted in its entirety and replaced with the following:

“4.2.2 Pricing Catalogue. Altisource and Residential may agree from time to time upon a fixed, geographic market-specific pricing schedule with respect to certain materials, equipment, appliances and fixtures and labor related to same to be used in providing Property Renovation Services (the “Pricing Catalogue”) during the Renovation Services Amended Service Period. To the extent a Pricing Catalog exists in the geographic market where the Rental Property or Other Property is situated, the Pricing Catalogue shall be used to prepare the Renovation Estimate and the Preliminary Scope of Work.”

iv.	Section 4.2.3 is deleted in its entirety.

v.	Section 4.3.2 is hereby deleted in its entirety and replaced with the following:

“4.3.2 Final Scope of Work. The Final Scope of Work will be developed based on the Preliminary Scope of Work, plus any refinements approved by Residential and Change Orders as described in Section 4.3.3 herein. The Final Scope of Work shall become effective upon approval by Residential and Altisource.”

vi.
An incorrectly numbered Section 4.3.2 currently titled “Renovation of Property” is hereby deleted in its entirety and is (a) corrected to have a new section numbering of Section 4.3.3, and (b) replaced with the following:

“4.3.3 Renovation of Property. Altisource shall manage the Property Renovation Services as set forth in each Final Scope of Work consistent with local rules and regulations. Altisource shall update the schedule set forth in the Final Scope of Work as may be required in Altisource’s judgment through completion. Altisource shall use commercially reasonable efforts to meet the estimated schedule set forth in Final Scope of Work. Any schedules or timelines are provided for information purposes only and Residential shall not rely on any estimated schedule as an obligation or deadline for completion of the applicable Property Renovation Services.”

vii.
An incorrectly numbered section heading for Section 4.3.3 currently titled “Management of Change Orders” is hereby amended to be correctly numbered as Section “4.3.4”. All other sequential sub-section numbers in the corrected Section 4.3.4 are also hereby amended to have the root section numbering of 4.3.4.

viii.	An incorrectly numbered Section 4.3.4 currently titled “Turnover to Leasing” is hereby amended to be correctly numbered as Section “4.3.5”.

ix.	A new Section 4.3.6 is hereby added as follows:

4.3.6 Property Renovation Services for Rental Property Turnovers. Following Altisource’s receipt of a notice of intent to vacate by a Tenant or vacancy due to eviction with respect to a Rental Property, Altisource shall coordinate the repair of the Rental Property for marketing and rent-ready condition (each, “Turnover”) during the Renovation Services Amended Service Period. With respect to each Turnover, Altisource shall perform a Renovation Estimate Assessment pursuant to Section 4.2.2 above without any further instruction or request from Residential and thereafter prepare a Preliminary Scope of Work pursuant to Section 4.3.1 of the Renovation SOW. In the event the work identified in the Preliminary Scope of Work is less than or equal to a total amount of $[***] in fees to Residential, then the Preliminary Scope of Work shall be deemed to be the Final Scope of Work without any further approval from Residential, and Residential hereby grants Altisource the authority to manage the Turnover pursuant to such Final Scope of Work and the terms and conditions of this Section 4.3 (each a “Delegated Turnover”). In the event the work identified in the Preliminary Scope of work exceeds a total amount of $[***] in fees to Residential, then a Final Scope of Work shall be agreed pursuant to Section 4.3.2 above, and Altisource shall thereafter manage the Turnover pursuant to such Final Scope of Work and the terms and conditions of this Section 4.3.”

x.
Section 7.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, (a) the provisions of Section 8.1 (inclusive) shall be deemed to not apply to Residential in connection with Altisource’s provision of, and Residential’s receipt of, Renovation Services, and (b) the provisions of Section 8.2 of the Agreement shall not apply in connection with Altisouce’s provision of, and Residential’s receipt of, Renovation Services.”

c.	The Property Preservation and Inspection Services SOW (Schedule A-3 to the Services Letter) is hereby amended as follows:

Section 8.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, the provisions of the provisions of Section 8.1 (inclusive) and 8.2 of the Agreement, shall apply solely to (a) Retail Properties and (b) Subject REO Properties and shall terminate upon completion of the sale of the Retail Properties and the Subject REO Properties.”

d.	The Valuation Services SOW (Schedule A-4 to the Services Letter) is hereby amended as follows:

Section 8.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, the provisions of the provisions of Section 8.1 (inclusive) and 8.2 of the Agreement, shall apply solely to (a) Retail Properties and (b) Subject REO Properties and shall terminate upon completion of the sale of the Retail Properties and the Subject REO Properties.”

e.	The Acquisition and Sales Support SOW (Schedule A-5 to the Services Letter) is hereby amended as follows:

Section 8.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, the provisions of the provisions of Section 8.1 (inclusive) and 8.2 of the Agreement, shall apply solely to the Subject REO Properties and shall terminate upon completion of the sale of the Subject REO Properties.”

f.	The Insurance SOW (Schedule A-6 to the Services Letter) is hereby amended as follows:

i.
Section 7.1 (Controlling Provisions) is amended to replace the word “None” with the following: “In addition to Altisource’s obligations set forth in Section 4.10 of the Agreement, as of the Omnibus Amendment Effective Date, Altisource will, at Residential’s request (which request may not be made more than once per calendar year), conduct pricing surveys with participation of Residential in determining the market participants in the pricing survey (the “Title Insurance Pricing Surveys”) related to the fees charged for title insurance and closing, escrow and settlement services and Altisource will take such Title Insurance Pricing Surveys into account in determining rates for such services as required under Section 4.10. The out-of-pocket costs for conducting such a survey will be paid [***] percent ([***]%) by Altisource and [***] percent ([***]%) by Residential. Residential shall not take any steps to reduce, modify or otherwise amend the structure or terms in effect as of the Omnibus Amendment Effective Date concerning the purchase of title insurance for buyers and credits issued at closing to help cover the costs related to use of Altisource as the provider of closing, escrow and settlement services. Notwithstanding the foregoing, in no event shall Altisource’s fees charged pursuant to Schedule B-6 of the Fee Letter for such title insurance and closing, escrow and settlement service exceed [***]% of the prices determined to be market for materially the same services under the title Insurance Pricing Surveys. Further, to the extent the insurance services under the Insurance Services SOW are prohibited to be provided by Altisource by a particular lender of Residential, Residential shall use commercially reasonable efforts to enable Altisource to enable Altisource to provide such insurance services; provided that, despite such commercially reasonable efforts, if and only if the lender continues to prohibit such insurance services from being provided by Altisource, Residential may retain a lender-approved title insurance provider solely for such transaction, in which case Residential shall use commercially reasonable efforts to cause the lender-approved title insurance provider to retain Altisource to provide any related or supporting services which such provider hires one or more third parties to perform related to such insurance services. After the fourth anniversary of the Omnibus Amendment Effective Date, the provisions of Section 8.1 (inclusive) and 8.2 of the MSA shall not apply in connection with Altisource’s provisions of, and Residential’s receipt of, Insurance Services and the Insurance Services SOW (Schedule A-6 to the Services Letter) shall thereby terminate.”

g.	The Property Management SOW (Schedule A-7 to the Services Letter) is hereby amended as follows:

i.
Section 4.3.6 (Manage Unit Turnover) is hereby and replaced with the following: “4.3.6. UNIT TURNOVERS FOR RENTAL PROPERTIES; HOA PAYMENTS. All unit turnovers shall be addressed in the Renovation SOW as amended by the Omnibus Amendment. Altisource shall mange the payment of periodic dues to any home owners association (“HOA”) affecting a Rental Property on Residential’s behalf at Residential’s expense during the Property Management Services Amended Service Period. Residential shall forward all notices, bills and other HOA documentation to Altisource to the extent Residential desires that Altisource manage HOA payments.”

ii.
Section 7.1 (Controlling Provisions) is amended to replace the word “None” with the following: “As of the Omnibus Amendment Effective Date, (a) the provisions of Section 8.1 (inclusive) shall be deemed to not apply to Residential in connection with Altisouce’s provision of, and Residential’s receipt of, Renovation Services, and (b) the provisions of Section 8.2 of the Agreement shall not apply in connection with Altisouce’s provision of, and Residential’s receipt of, Renovation Services.

h.
The Services Letter is hereby amended to include and incorporate the Services set forth in a new Statement of Work (Retail Property Asset Management and Disposition Services) attached hereto as Attachment A and which is added and incorporated into the Services Letter as Schedule A-8.

3.	Amendments to the Fee Letter.

a.	The Renovation Fee Schedule (Schedule B-2 to the Fee Letter) is hereby amended as follows:

i.	Section 4.1 of the Renovation Fee Schedule is hereby deleted in its entirety and replaced with the following:

“4.1    Fee Amount. Residential agrees to pay as compensation for the Services set forth in the Renovation SOW fees as follows:

4.1.1	Renovation Estimate Assessment for Delayed Rehab Properties and Vacant Acquired Properties. $[***] each.

4.1.2	Renovation Estimate Assessment for Turnovers of Rental Properties.

a.	Georgia. $[***] each for any Rental Property located in Georgia.

b.	Outside of Georgia. At cost for each Rental Property not located in Georgia.

4.1.3	Property Renovation Services for Delayed Rehab Properties and Vacant Acquired Property. The amounts set forth in each Final Scope of Work.

4.1.4	Property Renovation Services for Turnovers of Rental Property.

a.	Georgia. The amounts set forth in each Final Scope of Work for each Rental Property located in Georgia.

b.	Outside of Georgia. [***]”

ii.	Section 4.3 of the Renovation Fee Schedule is hereby deleted in its entirely and replaced with the following:

“4.3 Payment. Altisource will submit invoices for payment of all fees and expenses to Residential (i) upon completion of a Turnover (including a Delegated Turnover) and Property Renovation Services pursuant to a Final Scope of Work, and (ii) on as performed basis for partial or pro-rated payments as permitted pursuant to the Renovation SOW. Residential shall provide an electronic mail address to which invoices may be submitted. All payments are due from Residential within seven (7) calendar days from the date of the invoice via automated clearing house or similar electronic transfer, unless otherwise noted on an invoice, in which case the Residential agrees that it shall make payment for that invoice pursuant to terms as set forth in the invoice. Altisource’s failure or delay in submitting an invoice shall in no way waive or diminish Residential’s obligation to pay all amounts owed hereunder.”

b.	The Property Management Fee Schedule (Schedule B-7 to the Fee Letter) is hereby amended as follows:

i.	Section 4.1.4 of the Leasing and Management Fee Schedule is hereby deleted in its entirety to and replaced with the following:

“4.1.4    Repair and Maintenance. $[***] per calendar month for each Rental Property having an incident or multiple incidents requiring repair and maintenance during such month.”

ii.
Section 4.1.5 (Unit Turnovers) of the Property Management Fee Schedule is hereby deleted in its entirety and replaced with the following language. “For purposes of clarity Fees for unit turnovers shall be paid as set forth in the Renovation Fee Schedule.”

iii.	A new Section 4.1.6 shall be added to the Property Management Fee Schedule that reads as follows: “4.1.6 HOA Bill Payments. $[***] per HOA payment.”

c.
The Fee Letter is hereby amended to include and incorporate the Fees for the corresponding Services as set forth in a new Fee Schedule (Retail Property Asset Management and Disposition Services) attached hereto as Attachment B and which is incorporated into the Fee Letter as Schedule B-8.

4.Termination of Certain Sections of the Waiver Agreement. Sections 5, and 6 (inclusive) of the Waiver Agreement are hereby terminated effective as of the Omnibus Amendment Effective Date.

5.Obligation to Pay All Amounts Due. Upon execution of this Omnibus Amendment, and notwithstanding Section 6, Residential shall pay to Altisource all fees, expenses or other amount outstanding or owing as of the Omnibus Amendment Effective Date pursuant to the terms and provisions of the Agreement. Upon execution of this Omnibus Amendment, and notwithstanding Section 6, Altisource shall pay to Residential an amount outstanding and invoiced by Residential and owing by Altisource as of the Omnibus Amendment Effective Date.

6.Mutual Release. In consideration of the parties’ promises set forth herein, except as set forth in Section 5, each of Altisource and Residential and their respective parents, subsidiaries, affiliates, insurers, successors and assigns (as to Altisource, the “Altisource Releasing Parties” and as to Residential, the “Residential Releasing Parties”), hereby waives, releases, covenants not to sue and forever discharges the other party and their respective parents, subsidiaries, affiliates, successors and assigns, officers, directors, shareholders, clients, vendors, contractors, insurers, managers, employees, counsel, agents, and representatives (as to Altisource, the “Altisource Released Parties” and as to Residential, the “Residential Released Parties,” collectively, the “Released Parties”), and each of the Altisource Releasing Parties and Residential Releasing Parties hereby waives, releases, covenants not to sue, and forever discharges the Altisource Released Parties (in the case of the Residential Releasing Parties) and the Residential Released Parties (in the case of the Altisource Releasing Parties) of and from all known and unknown claims, rights, actions, complaints, charges, liabilities, causes of action, suits, demands, damages, costs, attorneys’ fees, losses, debts, and expenses of any nature whatsoever that each of them ever had, now have, or may claim to have against any of the respective Released Parties arising from the beginning of time until the execution of this Omnibus Amendment. Notwithstanding the foregoing the Altisource Releasing Parties and the Residential Releasing Parties do not waive, release, covenant not to sue, or discharge the Altisource Released Parties (in the case of the Residential Releasing Parties) or the Residential Released Parties (in the case of the Altisource Releasing Parties) of and from any class actions or regulatory enforcement or similar governmental actions arising from allegations asserted by or on behalf of (a) tenants regarding wrongdoing and/or violations of federal or state regulations (excluding ordinary course code violations) related to the repair, preservation or maintenance of Rental Properties or the administration of leases for the Rental Properties; (b) tenant applicants regarding wrongdoing and/or violations of federal or state regulations (excluding ordinary course code violations) related to the rental application process, the process for approving rental applications or the rental of Rental Properties; or (c) tenants, tenant applicants and/or or former borrowers for REO properties regarding data breaches or wrongful disclosures of nonpublic personal information under the Gramm-Leach-Bliley Act under similar federal or state statute.

7.Miscellaneous. Each of Altisource and Residential hereby represent and warrant that the execution and delivery of this Omnibus Amendment has been duly authorized by appropriate corporate action. This Omnibus Amendment, together with the Agreement, the Waiver Agreement, the Services Letter, the Fee Letter and the corresponding Statements of Work contains the entire agreement of the Parties with respect to the subject matter thereof and supersedes all prior written agreements and understandings, oral or written, with respect to such matters. This Omnibus Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Omnibus Amendment. If any conflict exists between this Omnibus Amendment and the Agreement, the Waiver Agreement, the Services Letter, the Fee Letter or any of the corresponding Statements of Work, the terms and conditions of this Omnibus Amendment shall control. Except to the extent modified by this Omnibus Amendment, all provisions of the Agreement, the Waiver Agreement, the Services Letter and the Fee Letter and the corresponding Statements of Work, shall remain in full force and effect. This Omnibus Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one instrument. Electronic signatures on this Omnibus Amendment will be binding and effective.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, Residential and Altisource have caused this Omnibus Amendment to Master Services Agreement, Waiver Agreement, Services Letter and Fee Letter to be executed by their duly authorized representatives as of the date first written above.

RESIDENTIAL:

FRONT YEARD RESIDENTIAL CORPORATION

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	Chief Administrative Officer

ALTISOURCE:

ALTISOURCE S.À R.L.

By:	/s/ Indroneel Chatterjee
Name:	Indroneel Chatterjee
Title:	Manager

Schedule A
Subject REO Properties

[***]

ATTACHMENT A
STATEMENT OF WORK
(RETAIL PROPERTY ASSET MANAGEMENT AND DISPOSITION SERVICES)
SERVICES LETTER - SCHEDULE A-8

This Statement of Work (Retail Property Asset Management and Disposition Services) (the “SOW”) is made by and between ALTISOURCE S.À R.L., as successor in interest to ALTISOURCE SOLUTIONS S.À R.L., a Luxembourg private limited liability company (“Altisource”) and FRONT YARD RESIDENTIAL CORPORATION, f/k/a ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”, and together with Altisource, the “Parties” and each individually, a “Party”), and is dated as of the date of last execution of this SOW if not signed simultaneously by both Parties.

RECITAL
WHEREAS, Residential desires to receive, and Altisource is willing to provide, or cause to be provided, certain asset management and disposition Services in connection with a designated portion of its rental property portfolio pursuant to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:

1.	INTEGRATION WITH SERVICES LETTER.
This SOW is attached to, and incorporated into, that certain Services Letter, dated as of December 21, 2012, as amended by the Omnibus Amendment Agreement dated of even date herewith (as amended, the “Services Letter”) as Schedule A-8 to the Services Letter. Neither the Services Letter nor this SOW shall be construed or interpreted without the other.

2.	GOVERNED BY MASTER SERVICES AGREEMENT.
This SOW is governed by that certain Master Services Agreement by and between Altisource and
Residential and dated as of December 21, 2012, as amended and supplemented by the Parties from time to time (collectively, the “MSA”), the terms of which are hereby incorporated by this reference. This SOW shall not be construed or interpreted without the MSA.

3.	DEFINED TERMS.
Definitions of certain capitalized terms used in this SOW are contained in Exhibit 1 to this SOW, attached hereto and incorporated herein by this reference. Any capitalized term not defined in this SOW, including any exhibits to this SOW, shall have the meaning given that term in the MSA. Definitions contained in the other schedules to the Service Letter shall not apply to this SOW.

4.	SERVICES.

4.1
Provision of Retail Property Asset Management and Disposition Services. Subject to the terms and conditions of the MSA, Altisource shall provide, or cause to be provided to Residential and any of Residential’s Affiliates, the following services in connection with Retail Properties each as further described below:

(a)	Agency Services;

(b)	Property Management Services;

(c)	Valuation Services;

(d)	Sales Support Services; and

(e)	Insurance Services.
Except as expressly agreed and undertaken by Altisource in writing, Altisource shall have no obligation to provide any Services contemplated under the Services Letter for any Retail Property except for the Retail Management and Disposition Services specified in this SOW. For the avoidance of doubt, the Services described in Statement of Work (Acquisition and Sales Support) attached to the MSA as Schedule A-5 shall not apply to the Retail Properties.

4.2	Agency Services.

4.2.1
Appointment. Residential hereby appoints Altisource, and Altisource hereby accepts this appointment, as Residential’s duly authorized representative, agent, attorney-in-fact and asset manager, as the context may require, for the purpose of delegating authority to Altisource in order to enable Altisource to perform the Retail Management and Disposition Services in connection with Retail Properties on Residential’s behalf as further described herein.

4.2.2
Powers of Attorney. Upon the written request of Altisource, Residential agrees to execute, or cause to be executed, and furnish to Altisource appropriate powers of attorney and other documents necessary or appropriate to enable Altisource to carry out its duties hereunder.

4.3	Property Management Services. Altisource will manage property conditions and defects for all Retail Properties as follows:

4.3.1
Preservation and Repair Services. Altisource will, at Residential’s cost and on Residential’s behalf, manage the preservation of each Retail Property and the remediation of property conditions and defects to maintain each Retail Property in a clean and marketable condition at the direction of Residential and pursuant to the Delegated Authority Matrix as defined in the Leasing and Property Management SOW as of the Omnibus Amendment Effective Date.

4.3.2
Code Violation Management and Mitigation. Where code violations exist and Altisource has been provided notice of violations, Altisource will manage the mitigation of such code violations and negotiate code violation fines on behalf of Residential. Residential authorizes to Altisource to expend up to $[***] on any item on Residential’s behalf to mitigate any code violation without any further approval from Residential, including paying such amount as a fine, expending such amount in repair work or offering up to such amount as a seller concession to a buyer at closing. Any fine, remediation work item or a seller concession anticipated to exceed $[***] shall require Residential’s approval. Notwithstanding the foregoing, if any fine is the result of Altisource’s failure to timely mitigate a violation for which Altisource was aware and could have reasonably cured such violation prior to accruing the fine, then Altisource shall be responsible for payment of such fine.

4.3.3
Management of Utilities and HOA. Altisource will provide utility activation and management for water, gas and electric utilities, and meet service providers where required to activate utilities for vacant property held by Residential. Residential authorizes Altisource to timely pay, on Residential’s behalf, any periodic fees or dues to Home Owners Association (“HOA”) until the sale of the Retail Property is completed. Residential authorizes Altisource to expend on Residential’s behalf up to $[***] on any item in connection with any HOA violation or unpaid dues and fees without any further approval from Residential, including paying such amount as a fine, expending such amount on a repair work item or offering up to such amount as a seller concession to a buyer at closing. Any fine, remediation work item or a seller concession anticipated to exceed $[***] to resolve an HOA matter shall require Residential’s approval. Notwithstanding the foregoing, if any fine is the result of Altisource’s failure to timely mitigate a violation for which Altisource was aware and could have reasonably cured such violation prior to accruing the fine, then Altisource shall be responsible for payment of such fine.

4.3.4
Property Tax Mitigation. Residential authorizes Altisource to, on Residential’s behalf, pay or otherwise offer a credit to buyer at closing to cover all unpaid taxes and assessments preventing a closing in an amount equal to the lessor of (i) the actual amount of the unpaid taxes and assessments, or (ii) [***] percent ([***] %) of the [***] of such Retail Property without any further approval from Residential. Payments or a seller concession relating to unpaid taxes and assessments in an amount exceeding the actual amounts of the unpaid taxes and assessments or [***] percent ([***]%) of the [***] shall require the approval of Residential.

4.4
Valuation Services. Altisource will provide Valuation Services in connection with Retail Properties pursuant to the Valuation Services SOW only as requested by Residential. Altisource will request that each Referral Listing Agent (as defined below) provide a comparative market analysis or broker price opinion as a basis for Residential’s determination of a list price for such Retail Property.

4.5	Sales Support Services.

4.5.1
Assignment of Broker. For each Retail Property, Altisource or its Affiliate will recommend to Residential a duly licensed real estate agent experienced in the market in which such Retail Property is situated (the “Referral Listing Agent”) to list and market the Retail Property. Altisource’s recommendation shall be accompanied by such Referral Listing Agent’s list of homes sold in the subject market in the last 12 months and any other relevant information requested by Residential for evaluating the Referral Listing Agent’s ability. Residential shall have 5 business days to approve or disapprove such Referral Listing Agent. Any failure by Residential to disapprove such Referral Listing Agent within this 5 business day period shall be deemed an approval of such Referral listing Agent. If the Referral Listing Agent is disapproved Altisource shall use commercially reasonable efforts to provide a new recommendation within 5 business days. If Residential approves or is deemed to have approved the Referral Listing Agent, then Residential authorizes Altisource to execute and enter into a listing agreement on Residential’s behalf with each Referral Listing Agent. Notwithstanding the foregoing or anything to the contrary contained herein, Altisource shall not be responsible or held liable for the errors and omissions of any Referral Listing Agent. Residential agrees that the Referral Listing Agent shall be authorized to act as a dual agent or other similar capacity such that the Referral Listing Agent would have obligations to both Residential as the seller and to the buyer of any Retail Property. Residential authorizes Altisource to execute on Residential’s behalf any consents, disclosures or other documents relating to the Referral Listing Agent’s dual agent capacity in accordance with local customs and practice.

4.5.2
Listing; Registration. Altisource will require that the Referral Listing Agent list the property in the local MLS in accordance with MLS guidelines and at a set list price as specified by Residential. Retail Properties shall not be marketed in a time-limited bidding format or otherwise be sold via an auction process or website without Residential’s approval. Additionally, Altisource shall request, and Residential hereby authorizes, that each Referral Listing Agent obtain any property registrations and inspections as required by local and state laws for any Retail Property. [***]

4.5.3	Marketing. All marketing activities will be handled by the Referral Listing Agent, including, but not limited to:

(a)	Arranging advertising and cooperating fully with other brokers;

(b)	Placing or using existing access devices on each Retail Property; and

(c)	Placing “for sale” signs on each Retail Property.
Residential shall not be obligated to pay any costs for marketing unless Altisource obtains Residential’s prior approval.

4.5.4
Offers; Market Evaluation. Altisource shall instruct the Referral Listing Agent to communicate all offers to Altisource from prospective buyers. Altisource shall have the authority to accept on Residential’s behalf any offer which is (i) of at least [***] percent ([***]%) of the list price, and (ii) complies with local payment customs. During the period that is between the [***] and [***] day of being listed on the market without an acceptable purchase offer, Altisource may review the offer history and submit a revised marketing strategy to Residential for approval. All list price reductions shall require the approval of Residential.

4.5.5
Contracts. Altisource shall ensure that each Referral Agent is instructed to cause all contracts for the sale of Retail Property to: (a) be prepared using Residential’s preferred form of purchase and sale agreement (PSA) for single-family, residential real property, and (b) identify as Seller the Residential subsidiary holding title to the Property as provided by Residential.

4.5.6
Property Condition; Disclosures. Altisource will communicate to each Referral Listing Agent that each Residential Property has never been owner-occupied by Residential and that Residential is an institutional seller. Altisource will communicate to each Referral Agent that Residential prefers to sell each Retail Property on an “as-is, where-is” basis without any representations or warranties as to the condition of the property, improvements or appurtenances to the extent permissible under applicable laws. Residential shall provide Altisource with all information and documentation required to be disclosed by a seller of any Retail Property in the jurisdiction where each Retail Property is situated. If the Referral Listing Agent requires supplemental information or documentation or seller disclosures to comply with applicable laws, Residential agrees to provide all such information to Altisource and authorizes Altisource to cooperate with Referral Listing Agent to provide the requested information and execute such documentation as appropriate.

4.5.7
Earnest Money. Earnest money will be held by the entity designated in the PSA as providing escrow services in an amount as recommended by the Referral Listing Agent and agreed to in the PSA. Except as may otherwise be required by applicable law, each sales contract will provide that in the event of default by purchaser, earnest money will be forfeited in full and the entire amount paid to Residential immediately upon demand.

4.5.8
Document Management and Closing. Altisource will coordinate with the title company, settlement agent and Referral Agent assigned to each closing to facilitate Residential’s receipt and review of all closing documents at Residential’s direction. Residential acknowledges and agrees that it shall solely be responsible for the review, accuracy, execution and delivery of all closing documents, including the deed, settlement statement, FIRPTA, owner’s affidavit, release, assignment, bill of sale and any other documents required by the settlement agent and title company to close on the sale of a Retail Property pursuant to the terms of the applicable PSA.

4.6
Insurance Services and Settlement Services. If any PSA permits Residential to choose a title insurance or settlement services provider, then Residential shall designate Altisource’s licensed Affiliate for such services. Altisource shall provide such services, to the extent applicable to a Retail Property, in accordance with the Insurance SOW.

5.	FEES.
Altisource shall charge, and Residential agrees to pay, the Fee for the Retail Management and Disposition Services as set forth on that certain Retail Management and Disposition Services Fee Schedule, which is attached to the Fee Letter as Schedule B-8.

6.	SPECIAL PROVISIONS.
NONE

7.	INTERPRETATION.

7.1.
CONTROLLING PROVISIONS. Notwithstanding anything set forth in the MSA to the contrary, the Parties agree that the following provisions shall, in connection with the Services provided pursuant to this SOW, either are (i) in addition to the terms of the MSA; or (ii) to the extent that this SOW is inconsistent with the terms of the MSA, then the terms of the MSA shall control to the extent of any conflict, unless noted below:

The provisions in Section 8 of the MSA shall not apply to any Retail Property which is not identified on Schedule 1 attached hereto.

All other terms and conditions as set forth in the MSA shall remain in full force and effect and the Retail Property Management and Disposition Services shall terminate upon the completion of the sale of the Retail Properties identified on Schedule 1 attached hereto.

8.	COUNTERPARTS, ELECTRONIC SIGNATURES.
This SOW may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same SOW. This SOW may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et. seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this SOW as of the dates set forth below.

RESIDENTIAL:		ALTISOURCE:

FRONT YARD RESIDENTIAL CORPORATION		ALTISOURCE S.À R.L.

By:	/s/ Stephen H. Gray	By:	/s/ Indroneel Chatterjee
Name:	Stephen H. Gray	Name:	Indroneel Chatterjee
Title:	Chief Administrative Officer	Title:	Manager
Date:	August 8, 2018	Date:	August 8, 2018

STATEMENT OF WORK
EXHIBIT 1 to SERVICES LETTER - SCHEDULE A-8
(RETAIL PROPERTY ASSET MANAGEMENT AND DISPOSITION SERVICES)
(DEFINITIONS)

1.	INTEGRATION WITH SOW.
This “Exhibit 1” (“Exhibit 1”) is attached to, and incorporated into, that certain Statement of Work (Retail Property Asset Management and Disposition Services), dated as of the date of later execution, by and between Altisource S.á r.l. (“Altisource”) and Front Yard Residential Corporation, a Maryland corporation (“Residential”) (the “SOW”). Neither the SOW nor this Exhibit 1 shall be construed or interpreted without the other.

2.	DEFINITIONS.
For purposes of the SOW, the following defined terms shall have the meanings set forth in this Section. Unless otherwise defined in this SOW, capitalized terms used herein shall have the meaning set forth in the MSA.

2.1.	AGENCY SERVICES. The term “Agency Services” means those Services described in Section 4.2 of the SOW.

2.2.	INSURANCE SERVICES. The term “Insurance Services” means those Services described in Section 4.6 of the SOW.

2.3.
INSURANCE SOW. The term “Insurance SOW” means that certain Statement of Work (Insurance Services), dated as of December 21, 2012, by and between Altisource and Residential, which is attached to the Services Letter as Schedule A-6, as such Insurance SOW has been amended under the Omnibus Amendment Agreement, the terms of which will be deemed to survive and continue in full force and effect if the such Statement of Work (Insurance Services) has otherwise been previously terminated, but in such case solely as to this SOW and only for so long as necessary to effect the purposes of and provision of services pursuant to this SOW.

2.4.
LEASING AND PROPERTY MANAGEMENT SOW. The term “Leasing and Property Management SOW” means that certain Statement of Work (Leasing and Property Management Services) dated as of December 21, 2012, by and between Altisource and Residential, which is attached to the Services Letter as Schedule A-7, as such Leasing and Property Management SOW has been amended under the Omnibus Amendment Agreement, the terms of which will be deemed to survive and continue in full force and effect if the such Statement of Work (Leasing and Property Management Services) has otherwise been previously terminated, but in such case solely as to this SOW and only for so long as necessary to effect the purposes of and provision of services pursuant to this SOW.

2.5.	MLS. The term “MLS” means Multiple Listing Service.

2.6.	MSA. The term “MSA” has the meaning set forth in Section 2 of the SOW.

2.7.	PROPERTY MANAGEMENT SERVICES. The term “Property Management Services” means those Services described in Section 4.3 of the SOW.

2.8.
RENTAL PROPERTY. The term “Rental Property” means the real property owned by Residential that is active in Residential’s rental property program and indicated by an active status in the Propertyware system.

2.9.
RETAIL PROPERTY. The term “Retail Property” means the real property owned by Residential which (a) is removed from Residential’s rental property program and designated by Residential for sale in a non-auction format to the general public, and (b) is currently vacant and Altisource has completed its unit turnover work pursuant to Section 4.3.6 of the Leasing and Property Management SOW as set forth on Schedule 1 hereto.

2.10.	RETAIL PROPERTY ASSET MANAGEMENT AND DISPOSITION SERVICES. The term “Retail Property Asset Management and Disposition Services” means those services provided by Altisource to

Residential for Retail Properties as described in Section 4.1 of this SOW, either individually or in the aggregate as the context requires.

2.11.	SALES SUPPORT SERVICES. The term “Sales Support Services” means those Services described in Section 4.6 of the SOW.

2.12.	SERVICES LETTER. The term “Services Letter” has the meaning set forth in Section 1 of the SOW.

2.13.	VALUATION SERVICES. The term “Valuation Services” means those Services described in the Valuation SOW.

2.14.
VALUATION SOW. The term “Valuation SOW” means that certain Statement of Work (Valuation Services), dated as of December 21, 2012, by and between Altisource and Residential, which is attached to the Services Letter as Schedule A-4, as such Valuation SOW has been amended under the Omnibus Amendment Agreement, the terms of which will be deemed to survive and continue in full force and effect if the such Statement of Work (Valuation Services) has otherwise been previously terminated, but in such case solely as to this SOW and only for so long as necessary to effect the purposes of and provision of services pursuant to this SOW.

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Schedule 1
List of Retail Properties
[***]

ATTACHMENT B
FEE SCHEDULE
(RETAIL PROPERTY ASSET MANAGEMENT AND DISPOSITION SERVICES)
FEE LETTER - SCHEDULE B-8

[*** (3 pages redacted)]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Fee Schedule as of the dates set forth below.

RESIDENTIAL:		ALTISOURCE:

FRONT YARD RESIDENTIAL CORPORATION		ALTISOURCE S.À R.L.

By:	/s/ Stephen H. Gray	By:	/s/ Indroneel Chatterjee
Name:	Stephen H. Gray	Name:	Indroneel Chatterjee
Title:	Chief Administrative Officer	Title:	Manager
Date:	August 8, 2018	Date:	August 8, 2018

ATTACHMENT C

EXHIBIT 3 TO MSA AGREEMENT
1.INTEGRATION WITH AGREEMENT. This “Exhibit 3” (“Exhibit 3”) is attached to, and incorporated into, that certain Master Services Agreement by and between Altisource Solutions S.á r.l. (“Altisource”) and Altisource Residential Corporation (“Residential”) and dated as of December 21, 2012 as amended by the Omnibus Amendment. Neither the Agreement nor this Exhibit 3 shall be construed or interpreted without the other.

2.DEFINITIONS. Capitalized terms used herein but not defined in following sections shall have the meaning ascribed them hereto or the meaning given that term in the MSA:

(a)	“Lockup Period” means the period of time between the Agreement Effective Date and December 31, 2018.

(b)
“Quarterly Shares” means, at a given time, the lesser of (a) one million thirty-six thousand one hundred one (1,036,101) shares from the Current Shares and (b) the number of Current Shares that Altisource holds at such time.

3.RESTRICTIONS. Subject in all respects to Section 4 (Exceptions to Restrictions) below and sales of stock effectuated thereto via Exempted Share Sales, and solely with respect to the Current Shares, but otherwise notwithstanding anything to the contrary in any agreements between the Parties or their affiliates, Altisource shall be permitted to sell, trade, transact or otherwise transfer any shares from the Current Shares except to the extent (a) prohibited by applicable law or (b) such Current Shares are not permitted to be sold pursuant to an Exempted Share Sale and remain subject to one or more of the Restrictions specified in clauses (i)-(v) below:

(i)	For the Lockup Period, Altisource shall not be initially permitted to sell any of the Current Shares (the “Initial Restrictions”);

(ii)	Upon expiration of the Lockup Period, the Initial Restrictions shall be removed as to a number of shares from the Current Shares equal to the Quarterly Shares (the “First Quarter Shares”);

(iii)
Ninety (90) days following the expiration of the Lockup Period (the “Second Quarter Start”), the Initial Restrictions shall be removed as to an additional number of Quarterly Shares from the Current Shares, less fifty percent (50%) of the number of First Quarter Shares that Altisource has not sold as of the Second Quarter Start (the “Second Quarter Shares”);

(iv)
Ninety (90) days following the Second Quarter Start (the “Third Quarter Start”), the Initial Restrictions shall be removed as to an additional number of Quarterly Shares from the Current Shares, less fifty percent (50%) of the sum of the number of First Quarter Shares that Altisource has not sold and 50% of the number of Second Quarter Shares that Altisource has not sold, as of the Third Quarter Start (the “Third Quarter Shares”);

(v)	Ninety (90) days following the Third Quarter Start (the “Fourth Quarter Start”), the Initial Restrictions shall be removed as to an additional number of Quarterly Shares from the Current Shares, less fifty percent (50%) of the sum of the number of First Quarter Shares that Altisource has not sold, the 50% of the number of Second Quarter Shares that Altisource has not sold and 50% of the number of Third Quarter Shares that Altisource has not sold, as of the Third Quarter Start;

(vi)
Ninety (90) days following the Fourth Quarter Start (the “Unrestricted Period Start”), the Initial Restrictions shall be removed as to all remaining Current Shares; for the avoidance of doubt, commencing on the Unrestricted Period Start, this Exhibit 3 shall not Restrict Altisource in any way from selling any of the Current Shares.

4.EXCEPTIONS TO RESTRICTIONS. Notwithstanding anything to the contrary herein (including without limitation Section 3 hereto), this Agreement shall not preclude, prevent, limit or otherwise restrict Altisource from selling any or all of the Current Shares at any time to the extent (any of the following being the “Excepted Share Sales”):

(i)	Altisource believes in good faith that Altisource’s (or its affiliates’) liquidity should be increased and that such sale of shares is reasonably necessary to achieve such increase;

(ii)	Altisource uses the proceeds of such sale to finance an acquisition of the assets, equity or other similar right in a third party or a similar strategic acquisition transaction;

(iii)	Altisource conducts such sale as a privately negotiated block transaction with an unrelated third party or similar transaction; or

(iv)	Residential is the subject of a tender offer that would be reasonably likely to result in a Change of Control if effectuated or undergoes a Change of Control.
5.TERM. THE PROVISIONS OF THIS EXHIBIT 3 SHALL AUTOMATICALLY EXPIRE AND BE OF NO FURTHER EFFECT UPON THE EARLIER OF (A) THE UNRESTRICTED PERIOD START OR (B) ALTISOURCE NOT POSSESSING ANY OF THE CURRENT SHARES.